TRANSFER AGENCY FEE WAIVER AGREEMENT

THIS AGREEMENT, dated as of May 29, 2015, between The Hartford Mutual Funds, Inc. (the “Company”) on behalf of Hartford Municipal Income Fund and Hartford Municipal Short Duration Fund, each a series of the Company (together, the “Funds”), and Hartford Administrative Services Company (the “Transfer Agent”).

WHEREAS, the Transfer Agent has been appointed the transfer agent of the Funds pursuant to a Transfer Agency and Service Agreement between the Company, on behalf of the Funds, and the Transfer Agent; and

WHEREAS, each Company and the Transfer Agent, desire to enter into the arrangements described herein relating to the transfer agency fees of the Funds;

NOW, THEREFORE, the Company and the Transfer Agent hereby agree as follows:

1.                                      For the period commencing May 29, 2015 through February 28, 2017, the Transfer Agent hereby agrees to reimburse any portion of the transfer agency fees over 0.30% of the average daily net assets per fiscal year for each class of shares for each Fund.

2.                                      The reimbursement described in Section 1 above is not subject to recoupment by the Transfer Agent.

3.                                      The Transfer Agent understands and intends that the Funds will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Company on Form N-1A with the Securities and Exchange Commission, (2) in accruing each Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Funds to do so.

4.                                      This Agreement shall renew automatically for one-year terms unless the Transfer Agent provides written notice of termination prior to the start of such term.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE HARTFORD MUTUAL FUNDS, INC.

Name:	Vernon J. Meyer
Title:	Vice President

HARTFORD ADMINISTRATIVE SERVICES COMPANY

Name:	Gregory A. Frost
Title:	Managing Director, Chief Financial Officer and Director